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                                                                   EXHIBIT 10.13

                               AMENDMENT NO. 1 TO
                              CONSULTING AGREEMENT

This is Amendment No. 1 (the "Amendment") to the Consulting Agreement dated as of December 12, 2000 (the "Agreement") by and between Healthcare.com Corporation, a Georgia corporation (the "Company"), and Joseph G. Bleser, an individual resident of the State of Georgia ("Mr. Bleser") doing business as J Bleser, LLC.

Section 11(a) of the Agreement indicates that no waiver, termination or discharge of the Agreement, or any of the terms or provisions thereof, shall be binding upon either party to the Agreement unless confirmed in writing.

Section 2 of the Agreement indicates that the term of the Agreement commences on July 1, 2001 and shall continue until June 30, 2004 unless sooner terminated by six months notice given by either party (the "Term").

Section 3(a) of the Agreement specifies that the Company shall pay to Mr. Bleser a monthly fee of $8,333.33 beginning on July 1, 2001 and continuing on the first day of each consecutive month thereafter during the Term of the Agreement.

Section 10 of the Agreement specifies the methods of providing Notices.

Effective immediately prior to the closing of the acquisition of the Company by XCare.net, Inc. ("XCare") on or about August 13, 2001, the Company and Mr. Bleser hereby agree under this Amendment No. 1 to the Agreement to delete Sections 1(a) and 3(a) of the Agreement and to substitute in its place the following new Sections 1(a) and 3(a):

"1.      CONSULTING SERVICES.

         (a) During the Term of this Agreement (as herein defined), the Company hereby retains Mr. Bleser as a consultant to perform, when and as requested by the Company (or XCare), general duties as an advisor and consultant in respect to the operations and activities of the Company (or XCare) for approximately eighty (80) hours per month during the period commencing July 1, 2001 until a date six months from the effective date of this Amendment No. 1 to the Agreement and thereafter if, and only if, and when, and only when, requested by the Company (or XCare), if ever, subject to Mr. Bleser's availability at the time of said request.

3.       COMPENSATION.

         (a) As compensation for Mr. Bleser's advisory and consulting services during the Term of this Agreement, as amended, the Company shall pay to Mr. Bleser a monthly fee of $8,333.33, or such pro-rated monthly fee for a partial month, beginning July 1, 2001 and continuing on the first day of each consecutive month thereafter until a date six months from the




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                  effective date of this Amendment No. 1 to the Agreement.
                  Thereafter, during the remainder of the Term of this Agreement, as amended, Mr. Bleser shall provide advisory and consulting services to the Company (or XCare), if, and only if, and when, and only when, requested by the Company (or XCare), if ever, subject to Mr. Bleser's availability at the time of said request for a fee that is discounted 20% from Mr. Bleser's then-current billing rates. In addition, the Company (or XCare) will reimburse Mr. Bleser for all reasonable expenses incurred by him in rendering his services hereunder so long as such expenses shall have been approved in advance by the Company (or XCare)."

The parties hereto have executed, or caused their duly authorized representatives to execute, this Amendment No. 1 to the Agreement as of this tenth day of August, 2001.


HEALTHCARE.COM CORPORATION


By:      /s/ ROBERT I. MURRIE
   -----------------------------------------
         Robert I. Murrie
         President & Chief Executive Officer



JOSEPH G. BLESER


/s/ JOSEPH G. BLESER
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